CDI Corp. Reports 2012 Second Quarter Results

PHILADELPHIA, July 26, 2012 /PRNewswire/ -- CDI Corp. (NYSE: CDI) (the "Company") today reported financial results for the second quarter ended June 30, 2012.

2012 Second Quarter Key Points

  Revenue of $274.4 million, up 4.4% compared to the prior-year second quarter, with all three segments reporting gains
  Gross profit margin of 20.2% compared to 21.7% in the same period last year
  Operating profit of $7.9 million versus $13.7 million in prior-year quarter. Second quarter 2011 operating profit includes (i) a benefit of $9.7 million related to a successful legal appeal in connection with a previously disclosed U.K. Office of Fair Trading (OFT) matter and (ii) expenses of $0.7 million associated with severance payments for senior-level executives
  Second quarter net income of $5.0 million, or $0.25 per diluted share, versus net income of $12.0 million, or $0.62 per diluted share, in the prior-year quarter. Second quarter 2011 net income includes (i) the benefit of the successful legal appeal of the OFT matter totaling $0.50 per diluted share and (ii) the negative impact of the severance payments totaling $0.02 per diluted share

"We are pleased that the Company's second quarter performance includes revenue growth in all three business segments. Operating income, net income and earnings per share also showed significant gains, excluding the previously identified items in the second quarter 2011, and we achieved these increases despite economic headwinds in government-funded defense and infrastructure sectors," said CDI President and Chief Executive Officer, Paulett Eberhart. "We were particularly pleased with revenue growth in our Oil, Gas and Chemicals vertical reflecting solid demand and strong client relationships in that key industry. We remain focused on the successful execution of our strategic plan to produce profitable top-line growth as we focus on exemplary client service and prudent cost management."

For the second quarter ended June 30, 2012, CDI reported revenue of $274.4 million, an increase of 4.4% compared to $262.7 million for the 2011 second quarter. Operating profit of $7.9 million in the second quarter of 2012 compared to $13.7 million in second quarter 2011. The Company reported net income of $5.0 million in the second quarter of 2012, or $0.25 per diluted share, compared to $12.0 million, or $0.62 per diluted share in the prior-year second quarter. The 2011 second quarter included a non-taxable operating profit benefit of $9.7 million ($0.50 per diluted share) related to the successful legal appeal of the OFT matter, and expenses associated with severance payments for senior-level executives totaling $0.7 million ($0.02 per diluted share).

Business Segment Discussion

The Company's Global Engineering and Technology Solutions segment (GETS) reported a 0.7% increase in second quarter revenue compared to the prior-year second quarter. Double digit increases in the Oil, Gas and Chemicals, and Hi-Tech verticals were somewhat offset by continued weakness in infrastructure projects in the "Other" vertical and a revenue decline in the Aerospace and Industrial Equipment vertical. Operating profit increased 45.5% to $6.0 million versus the prior-year second quarter driven primarily by lower operating expenses resulting from the restructuring announced in 2011.

The Company's Professional Services Staffing segment (PSS) reported a 6.1% increase in second quarter revenue versus the prior-year second quarter. PSS top-line growth was driven by increased revenue in all three strategic verticals with particularly strong performance in the Oil, Gas and Chemicals and Aerospace and Industrial Equipment verticals. Operating profit was $5.1 million during the second quarter of 2012 versus $13.0 million in the 2011 quarter. The prior-year quarter included the aforementioned $9.7 million successful legal appeal benefit associated with the segment's AndersElite business. Excluding the benefit, the improvement in PSS operating profit was driven by lower operating expenses primarily related to the 2011 restructuring.

The Company's franchised Management Recruiters International segment (MRI) reported a 5.5% increase in second quarter revenue versus the prior-year second quarter due to increases in contract staffing revenue. Operating profit increased 10.5% to $2.7 million versus the prior year driven by lower operating expenses primarily related to the 2011 restructuring.

Business Outlook

For the third quarter ending September 30, 2012, CDI anticipates a revenue increase in the range of 2% to 4% compared to the year-ago third quarter.

Conference Call

At 11:00 a.m. Eastern Time today, Paulett Eberhart, President and CEO, and Bob Larney, Executive Vice President and CFO, will host a conference call to discuss the 2012 second quarter results and business outlook. The call can be accessed live, via the Internet, at www.cdicorp.com.

CompanyInformation
CDI Corp. (NYSE:CDI) is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering and Technology Solutions and Professional Services Staffing through its global business operations in the Americas, EMEA and APAC. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our strategies for growth and future financial results (such as revenues and cost savings), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by clients in the industries we serve; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of our clients' capital projects or the inability of our clients to pay our fees; the inability to successfully implement our new strategic plan; the termination or non-renewal of a major client contract or project; our ability to maintain or expand our existing bank credit facility on satisfactory terms; credit risks associated with our clients; competitive market pressures; the availability and cost of qualified personnel; our level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations including the impact of healthcare reform laws and regulations; the possibility of incurring liability for our business activities, including the activities of our temporary employees; our performance on client contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-Ks and Form 10-Qs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI CORP. AND SUBSIDIARIES (Amounts in thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Consolidated Statements of Income:	2012	2011	2012	2011

Revenue	$274,398	$262,739	$555,025	$519,375
Cost of services	218,870	205,779	443,812	408,085
Gross profit	55,528	56,960	111,213	111,290
Operating and administrative expenses (1), (2)	47,664	43,256	95,960	94,833
Operating profit	7,864	13,704	15,253	16,457
Other income (expense), net	(80)	(116)	(118)	(159)
Income before income taxes	7,784	13,588	15,135	16,298
Income tax expense	2,713	1,572	6,150	3,542
Net income	5,071	12,016	8,985	12,756
Less: Income attributable to the noncontrolling interest	119	34	210	80
Net income attributable to CDI	$4,952	$11,982	$8,775	$12,676

Earnings per common share:
Basic	$0.26	$0.62	$0.46	$0.66
Diluted	$0.25	$0.62	$0.45	$0.66
Basic weighted-average shares	19,285	19,145	19,243	19,114
Diluted weighted-average shares	19,707	19,348	19,640	19,338

Selected Balance Sheet Data:	June 30, 2012	December 31, 2011

Cash and cash equivalents	$6,325	$26,644
Accounts receivable, net	244,652	222,889
Total current assets	268,138	271,730
Total assets	383,979	390,696
Total current liabilities	98,850	109,961
Total CDI shareholders' equity	272,477	266,575

	Six Months Ended
	June 30,
Selected Cash Flow Data:	2012	2011

Net cash used in operating activities	$(7,832)	$(196)
Depreciation and amortization	5,101	5,555
Capital expenditures	3,095	3,528
Dividends paid to shareholders	5,004	4,971

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Earnings and Other Financial Data:	2012	2011	2012	2011

Revenue	$274,398	$262,739	$555,025	$519,375
Gross profit	$55,528	$56,960	$111,213	$111,290
Gross profit margin	20.2%	21.7%	20.0%	21.4%
Operating and administrative expenses as a percentage of revenue	17.4%	16.5%	17.3%	18.3%
Operating profit margin	2.9%	5.2%	2.7%	3.2%
Effective income tax rate	34.9%	11.6%	40.6%	21.7%
After-tax return on CDI shareholders' equity (3)	4.0%	(0.2)%
Pre-tax return on net assets (4)	7.4%	4.0%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Segment Data:	2012	2011	2012	2011

Global Engineering and Technology Solutions ("GETS")
Revenue:
Oil, Gas and Chemicals ("OGC")	$27,931	$23,775	$56,195	$46,916
Aerospace and Industrial Equipment ("AIE")	17,506	18,646	34,418	36,337
Hi-Tech	8,086	7,353	16,151	14,782
Other	27,239	30,395	55,273	61,131
Total revenue	$80,762	$80,169	$162,037	$159,166
Gross profit	$23,454	$24,699	$46,701	$48,644
Gross profit margin	29.0%	30.8%	28.8%	30.6%
Operating profit	$6,021	$4,137	$11,959	$8,119
Operating profit margin	7.5%	5.2%	7.4%	5.1%

Professional Services Staffing ("PSS")
Revenue:
Oil, Gas and Chemicals	$23,044	$16,434	$54,038	$33,653
Aerospace and Industrial Equipment	21,397	15,383	41,188	29,913
Hi-Tech	76,426	73,089	150,733	143,855
Other	54,408	60,264	111,049	119,689
Total revenue	$175,275	$165,170	$357,008	$327,110
Gross profit	$23,761	$23,876	$48,199	$46,611
Gross profit margin	13.6%	14.5%	13.5%	14.2%
Operating profit (1)	$5,069	$12,995	$10,863	$15,193
Operating profit margin	2.9%	7.9%	3.0%	4.6%

Management Recruiters International ("MRI")
Revenue:
Contract Staffing	$14,129	$13,127	$27,810	$24,949
Royalties and Franchise Fees	4,232	4,273	8,170	8,150
Total revenue	$18,361	$17,400	$35,980	$33,099
Gross profit	$8,313	$8,385	$16,313	$16,035
Gross profit margin	45.3%	48.2%	45.3%	48.4%
Operating profit	$2,738	$2,477	$4,991	$4,238
Operating profit margin	14.9%	14.2%	13.9%	12.8%

(1) In the second quarter of 2011, the Company's PSS segment recorded a $9.7 million benefit related to the successful legal appeal of the United Kingdom Office of Fair Trading matter.

(2) In the second quarter of 2011, the Company recorded a charge of $0.7 million related to the severance of certain senior-level executives.

(3)  After-tax return on CDI shareholders' equity is calculated as net income (loss) attributable to CDI divided by the average of the beginning and ending period balances of CDI shareholders' equity for the prior 12 consecutive months.

(4)  Pre-tax return on net assets is calculated as earnings before income taxes divided by the average of the beginning and ending period net assets for the prior 12 consecutive months. Net assets include total assets minus total liabilities excluding cash and cash equivalents and income tax accounts.

CONTACT: Vincent Webb, Vice President, Investor Relations, +1-215-636-1240, Vince.Webb@cdicorp.com